Exhibit 4.10

DEEP SEA MINERALS CORP.

(Formerly “Copperhead Resources Inc.”)

Amended Consolidated Financial Statements

For the Years ended December 31, 2025 and 2024

(Expressed in Canadian Dollars)

Notice to Reader

The consolidated financial statements (the “Amended Consolidated Financial Statements”) of Deep Sea Minerals Corp. (formerly “Copperhead Resources Inc.”) for the years ended December 31, 2025 and 2024, are being refiled in connection with the Company’s U.S. registration requirements and have been audited in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The Amended Consolidated Financial Statements have also been updated to give retroactive effect to the two-for-one share split completed on May 26, 2026, and the subsequent events disclosure has been updated through July 30, 2026. These amendments do not change the previously reported assets, liabilities, net loss or cash flows for the years ended December 31, 2025 and 2024.

The related Management’s Discussion and Analysis for the year ended December 31, 2025, which were filed on SEDAR+ on February 17, 2026, have been revised (the “Revised MD&A”) and is being refiled with the Amended Consolidated Financial Statements.

Each of the Amended Consolidated Financial Statements and Revised MD&A replaces and supersedes the respective previously filed original consolidated financial statements and related management’s discussion and analysis.

Report of Independent Registered Public Accounting Firm

To the shareholders and Board of Directors of Deep Sea Minerals Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Deep Sea Minerals Corp. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025 and 2024, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Reliant CPA PC

Reliant CPA PC

Served as Auditor since 2026

Newport Beach, CA

July 30, 2026

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Consolidated Statements of Financial Position

As at December 31, 2025 and 2024

(Expressed in Canadian Dollars)

	As at December 31, 2025	As at December 31, 2024
	$	$
Assets
Current Assets
Cash and cash equivalents	99,735	210,190
Other receivables (Note 4)	4,849	28,626
Total Current Assets	104,584	238,816
Mineral property interests (Note 5)	-	52,500
Total Assets	104,584	291,316

Liabilities
Current Liabilities
Accounts payable and accrued liabilities (Note 6)	140,567	66,764
Amounts due to related parties (Note 9)	11,029	75,145
Total Current Liabilities	151,596	141,909

Shareholders’ Equity (Deficit)
Share capital (Note 7)	823,188	705,438
Contributed surplus (Note 8)	13,973	77,849
Accumulated deficit	(884,173)	(633,880)
Total Shareholders’ Equity (Deficit)	(47,012)	149,407
Total Liabilities and Shareholders’ Equity (Deficit)	104,584	291,316

Nature of operations and going concern (Note 1)
Subsequent events (Note 14)

Approved and authorized for issue on behalf of the Board of Directors on July 30, 2026:

“Anthony Zelen” (signed)	“Geoffrey Balderson” (signed)
Director	Director

The accompanying notes are an integral part of these consolidated financial statements

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Consolidated Statements of Loss and Comprehensive Loss

For the Years ended December 31, 2025 and 2024

(Expressed in Canadian Dollars)

	2025	2024
	$	$
Operating Expenses
Professional and consulting fees (Note 9)	131,617	83,116
Listing and filing fees	74,398	30,676
Travel, meals and entertainment	9,578	-
Office and general	5,127	605
Exploration and evaluation expenditures (recoveries) (Note 10)	(5,593)	7,972
Operating Loss	(215,127)	(122,369)

Other Income (Expenses)
Write-down of mineral property interests (Note 5)	(103,000)	-
Finance income	5,433	7,558
Foreign exchange loss	(1,475)	(9)
Net Loss and Comprehensive Loss	(314,169)	(114,820)

Weighted Average Number of Shares Outstanding (1)	26,249,920	23,647,400

Net Loss per Share – basic and diluted (1)	(0.01)	(0.00)

(1)	Adjusted to reflect the 2 for 1 Share Split completed on May 26, 2026 (see Note 1)

The accompanying notes are an integral part of these consolidated financial statements

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

For the Years ended December 31, 2025 and 2024

(Expressed in Canadian Dollars)

	Number of Common Shares (1)	Share Capital	Contributed Surplus	Accumulated Deficit	Total
	#	$	$	$	$
Balance, December 31, 2023	23,647,400	705,438	77,849	(519,060)	264,227
Net loss for the year	-	-	-	(114,820)	(114,820)
Balance, December 31, 2024	23,647,400	705,438	77,849	(633,880)	149,407
Issuance of shares from private placement (Note 7)	500,000	18,750	-	-	18,750
Issuance of shares pursuant to AP settlement (Note 7)	1,960,000	73,500	-	-	73,500
Issuance of shares pursuant to option agreement (Notes 5 and 7)	600,000	25,500	-	-	25,500
Forfeitures and expiry of stock options (Note 8)	-	-	(63,876)	63,876	-
Net loss for the year	-	-	-	(314,169)	(314,169)
Balance, December 31, 2025	26,707,400	823,188	13,973	(884,173)	(47,012)

(1)	Adjusted to reflect the 2 for 1 Share Split completed on May 26, 2026 (see Note 1)

The accompanying notes are an integral part of these consolidated financial statements

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Consolidated Statements of Cash Flows

For the Years ended December 31, 2025 and 2024

(Expressed in Canadian Dollars)

	2025	2024
	$	$
Cash Flows Used in Operating Activities
Net loss for the year	(314,169)	(114,820)
Adjustments for non-cash items:
Write-down of mineral property interests (Note 5)	103,000	-
	(211,169)	(114,820)
Changes in non-cash working capital:
Other receivables	23,777	(7,590)
Accounts payable and accrued liabilities	147,303	27,293
Amounts due to related parties (Note 9)	(64,116)	47,460
Cash Flows used in Operating Activities	(104,205)	(47,657)

Cash Flows from Financing Activities
Proceeds from issuance of common shares (Note 7)	18,750	-
Cash Flows provided by Financing Activities	18,750	-

Cash Flows Used in Investing Activities
Payment pursuant to Twilite Gold Project option agreement (Note 5)	(25,000)	-
Cash Flows used in Investing Activities	(25,000)	-

Decrease in cash and cash equivalents	(110,455)	(47,657)
Cash and cash equivalents, beginning of year	210,190	257,847
Cash and cash equivalents, end of year	99,735	210,190
Supplemental Information
Income tax paid	-	-
Mining exploration tax credit received (Note 10)	12,813	-
Interest paid	-	-

Non-Cash Activities
Shares issued for mineral property interests (Note 5)	25,500	-
Shares issued pursuant to AP settlement (Note 7)	73,500	-

The accompanying notes are an integral part of these consolidated financial statements

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

1. Nature of Operations and Going Concern

Deep Sea Minerals Corp. (formerly “Copperhead Resources Inc.”) (the “Company”) was incorporated on February 17, 2022 under the Business Corporations Act (British Columbia). As at December 31, 2025, the Company was a junior mining issuer engaged in the business of acquiring and exploring mineral resource properties, with a focus on critical minerals and precious metals. The Company’s registered office and records office is located at Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, Canada. The Company’s head office and mailing address is located at Suite 1600 – 409 Granville Street, Vancouver, BC, V6C 1T2, Canada. The Company’s common shares are publicly traded on the Canadian Securities Exchange (the “CSE”) under the stock symbol “SEAS.”, on the OTCQB Venture Market under the symbol “DSEAF”, and on the Frankfurt Stock Exchange under the symbol “X45”.

On January 26, 2026, the Company changed its name to Deep Sea Minerals Corp. to better reflect the nature of business, following a Change of Business (defined hereafter) (see Note 14 for details). The Company has now shifted its strategy to become a subsea mineral exploration and development company focused on evaluating opportunities to support the supply of minerals through the acquisition, exploration and development of deep-sea mineral assets. The recovery of the amounts comprising deep-sea mineral assets is dependent upon the confirmation of economically recoverable reserves, the ability of the Company to obtain necessary financing to successfully complete their exploration and development, and upon future profitable production.

On May 26, 2026 (the “Effective Date”), the Company received approval from the CSE and completed a split (the “Share Split”) of the common shares (each, a “Pre-Split Share”) in the capital of the Company on the basis of two (2) post-split common shares (each, a “Post-Split Share”) for each one (1) issued and outstanding Pre-Split Share. The Post-Split Shares commenced trading on the CSE on the Effective Date. As a result of the Share Split, all outstanding common shares, stock options, warrant information, and all equity-related disclosures presented in these consolidated financial statements have been retroactively adjusted on this basis.

These consolidated financial statements have been prepared by management on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at December 31, 2025, the Company had not yet achieved profitable operations, had accumulated losses of $884,173 (December 31, 2024 – accumulated losses of $633,880) since its inception, and expects to incur further losses in the development of its business, all of which casts significant doubt about the Company’s ability to continue as a going concern. A number of alternatives, including but not limited to, selling an interest in one or more of its assets or completing a financing, are being evaluated with the objective of funding ongoing activities and obtaining working capital. The continuing operations of the Company are dependent upon its ability to continue to raise adequate financing and to commence profitable operations in the future and meet its obligations as they become due. Subsequent to December 31, 2025, the Company completed a private placement financing for gross proceeds of $4,220,170, which improved the Company’s liquidity position (see Note 14 for details).

These consolidated financial statements do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements. Such adjustments could be material.

2. Basis of Preparation

(a) Statement of Compliance

These consolidated financial statements have been presented in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). The accounting policies set out below were consistently applied to the periods presented unless otherwise noted.

(b) Basis of Presentation

These consolidated financial statements were prepared under the historical cost basis except for financial instruments which are measured at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

2. Basis of Preparation (continued)

(c) Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary American Ocean Minerals Corp., which was incorporated in Texas, United States. American Ocean Minerals Corp. was dormant during the year ended December 31, 2025.

Subsidiaries consist of entities over which the Company is exposed to, or has rights to, variable returns as well as the ability to affect those returns through the power to direct the relevant activities of the entity. Subsidiaries are fully consolidated from the date control is transferred to the Company and are deconsolidated from the date control ceases. The consolidated financial statements include all the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiary after eliminating inter-entity balances and transactions.

(d) Functional Currency

Items included in these consolidated financial statements are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The functional currency of the Company and its subsidiary is the Canadian Dollar (“$” or “CAD”), which is also the presentation currency of these consolidated financial statements, unless otherwise noted.

(e) Significant Accounting Judgments and Estimates

The preparation of these consolidated financial statements in conformity with IFRS requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the year. Although management uses historical experience and its best knowledge of the amount, events or actions to form the basis for judgments and estimates, actual results may differ from these estimates. The most significant accounts that require estimates as the basis for determining the stated amounts include recognition of deferred income tax amounts and provision for restoration, rehabilitation and environmental costs.

Critical judgments exercised in applying accounting policies that have the most significant effect on the amounts recognized in these consolidated financial statements are as follows:

Going concern

At each reporting period, management exercises significant judgment in assessing the Company’s ability to continue as a going concern by evaluating its financial position, available liquidity, future cash flow requirements and expected sources of financing. The assumptions used in management’s going concern assessment are based on historical operating results, current financial resources, expected expenditures, financing plans, and industry and market conditions. Due to the Company’s history of operating losses, accumulated deficit and expectation of continued losses while developing its business, management concluded that material uncertainties exist that cast significant doubt on the Company’s ability to continue as a going concern, as described in Note 1. Actual results may differ from these assumptions and could have a material impact on the Company’s ability to continue as a going concern.

Economic recoverability and probability of future economic benefits of mineral properties

Management has determined that mineral property costs incurred which were capitalized have future economic benefits and are economically recoverable. Management uses several criteria in its assessments of economic recoverability and probability of future economic benefits, including geological and metallurgic information, history of conversion of mineral deposits to proven and probable reserves, scoping and feasibility studies, accessible facilities, existing permits and life of mine plans.

Determination of functional currency

The Company determines the functional currency through an analysis of several indicators such as expenses and cash flow, financing activities, retention of operating cash flows, and frequency of transactions with the reporting entity.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

2. Basis of Preparation (continued)

(e) Significant Accounting Judgments and Estimates (continued)

Income taxes

In assessing the probability of realizing income tax assets, management makes estimates related to expectations of future taxable income, applicable tax opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, management gives additional weight to positive and negative evidence that can be objectively verified.

Site decommissioning obligations

The Company recognizes a provision for future abandonment activities in the consolidated financial statements equal to the net present value (“NPV”) of the estimated future expenditures required to settle the estimated future obligation at the consolidated statements of financial position date. The measurement of the decommissioning obligation involves the use of estimates and assumptions including the discount rate, the expected timing of future expenditures and the amount of future abandonment costs. The estimates were made by management and external consultants considering current costs, technology and enacted legislation. As a result, there could be significant adjustments to the provisions established which would affect future financial results.

3. Summary of Material Accounting Policies

The material accounting policies applied by the Company are disclosed as follows:

(a) Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments that are readily convertible into known amounts of cash with original maturities of three months or less.

(b) Mine Property Interests and Related Costs

The Company charges all exploration and evaluation (“E&E”) expenses incurred prior to the determination of economically recoverable reserves to operations. These costs would also include periodic fees such as license and maintenance fees.

The Company capitalizes direct mineral property acquisition costs and those expenditures incurred following the determination that the property has economically recoverable reserves. Mineral property acquisition costs include cash consideration, option payment under an earn-in arrangement and the fair value of common shares issued for mineral property interests, pursuant to the terms of the relevant agreement. These costs are amortized over the estimated life of the property following commencement of commercial production, or written off if the property is sold, allowed to lapse or abandoned, or when impairment in value has been determined to have occurred. A mineral property is reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.

The Company may occasionally enter into option-out arrangements, whereby the Company will transfer part of a mineral interest, as consideration, for an agreement by the transferee to meet certain E&E expenditures which would otherwise be undertaken by the Company. The Company does not record any expenditures made by the optionee on its behalf. Any cash consideration received from the agreement is credited against the costs previously capitalized to the mineral interest given up by the Company, with any excess cash accounted for as a gain on disposal.

(c) Impairment of Assets

The carrying amount of the Company’s assets (which include mineral property interests) is reviewed at each reporting date to determine whether there is any indication of impairment. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. An impairment loss is recognized whenever the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. Impairment losses are recognized in the consolidated statements of loss and comprehensive loss.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

3. Summary of Material Accounting Policies (continued)

(c) Impairment of Assets (continued)

The recoverable amount of assets is the greater of an asset’s fair value less cost to sell and its value in use (“VIU”). In assessing the VIU, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflow largely independent of those from other assets, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment.

(d) Income Taxes

Income tax expense comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity. Current tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regard to previous years.

Deferred tax is recorded using the liability method, providing for temporary differences, between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Temporary differences are not provided for relating to goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect either accounting or taxable loss, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the end of the reporting period. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

(e) Share Capital

The Company records proceeds from share issuances, net of issue costs, in shareholders’ equity. Common shares issued for consideration other than cash are valued based on fair value at the date the shares were issued. The fair value is determined based on the fair value of the consideration received, the liability settled, or the equity instruments issued, as applicable.

The Company has adopted the residual value method with respect to the measurement of shares and warrants issued as private placement units. The share component of the unit is measured at fair value determined by referring to concurrent financing or recent private placements for cash, and the warrant component is measured by reference to the residual value, if any. Any value allocated to the warrant component is credited to reserves.

(f) Loss per Share

Basic loss per share is calculated by dividing the loss attributable to ordinary equity holders of the Company by the weighted-average number of common shares outstanding during the year. Diluted loss per share is calculated by adjusting loss attributable to common equity holders of the Company, and the weighted average number of common shares outstanding, for the effects of all dilutive potential common shares. Dilutive potential common shares shall be deemed to have been converted into common shares at the beginning of the period or, if later, at the date of issue of the potential common shares. The diluted loss per share is equal to the basic loss per share as a result of the anti-dilutive effect of the outstanding options.

(g) Share-Based Payments

The Company operates a stock option plan (the “Stock Option Plan”), which allows eligible participants to acquire shares of the Company. Share-based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share-based payments to non-employees are measured at the fair value of goods or services received, or at the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured and are recorded at the date the goods or services are received. The fair value of stock options is determined by using the application of the Black-Scholes valuation model. The fair value of equity-settled share-based transactions is recognized as a share-based compensation expense with a corresponding increase in contributed surplus.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

3. Summary of Material Accounting Policies (continued)

(g) Share-Based Payments (continued)

The number of stock options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount ultimately recognized for services received as consideration for the equity instruments granted is based on the number of equity instruments that eventually vest.

Amounts recorded for cancelled, forfeited or expired stock options are transferred from contributed surplus to accumulated deficit in the period of which the cancellation, forfeitures, or expiry occurs. This is a reclassification within equity only. It does not affect profit or loss or reverse previously recognized share-based compensation expense.

(h) Financial Instruments

Classification

The Company classifies its financial instruments in the following categories: (i) at fair value through profit and loss (“FVTPL”), (ii) at fair value through other comprehensive income (loss) (“FVTOCI”) or (iii) at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

The Company’s classification of financial assets and financial liabilities under IFRS 9 – Financial Instruments (“IFRS 9”) are summarized below:

Cash and cash equivalents	Amortized cost
Receivables	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Amounts due to related parties	Amortized cost

Measurement

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the consolidated statements of loss and comprehensive loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the consolidated statements of loss and comprehensive loss in the period in which they arise.

Debt investments at FVTOCI

These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in other comprehensive income (“OCI”). On de-recognition, gains and losses accumulated in OCI are reclassified to profit or loss.

Equity investments at FVTOCI

These assets are subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to profit or loss.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

3. Summary of Material Accounting Policies (continued)

(h) Financial Instruments (continued)

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses (“ECL”) on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime ECL if the credit risk on the financial asset has increased significantly since initial recognition. If, at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the 12-month ECL. The Company shall recognize in the consolidated statements of loss and comprehensive loss, as an impairment gain or loss, the amount of ECL (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statements of loss and comprehensive loss.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire. The Company also derecognizes a financial liability when the terms of the liability are modified such that the terms and / or cash flows of the modified instrument are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. Gains and losses on derecognition are generally recognized in profit or loss.

(i) Restoration and Environmental Obligations

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations associated with the retirement of long-term assets, when those obligations result from the acquisition, construction, development or normal operation of the assets. The NPV of future restoration cost estimates arising from the decommissioning of plant and other site preparation work is capitalized to the related asset along with a corresponding increase in the restoration provision in the period incurred. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the NPV.

The Company’s estimates of reclamation costs could change as a result of changes in regulatory requirements, discount rates and assumptions regarding the amount and timing of the future expenditures. These changes are recorded directly to the related assets with a corresponding entry to the rehabilitation provision. The increase in the provision due to the passage of time is recognized as interest expense.

(j) Adoption of New Accounting Policies

The Company adopted the following amendments, effective January 1, 2025. The changes were made in accordance with the applicable transitional provisions. The Company had assessed that there was no material impact upon the adoption of these amendments on its consolidated financial statements:

Amendments to IAS 21 – Effects of Changes in Foreign Exchange Rates (“IAS 21”)

In August 2023, the IASB introduced amendments to IAS 21, impacting entities with transactions or operations in a foreign currency that is not exchangeable into another currency at a measurement date for a specified purpose.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

3. Summary of Material Accounting Policies (continued)

(k) Recent Accounting Pronouncements

At the date of authorization of these consolidated financial statements, the IASB and the IFRIC have issued a number of new standards, amendments to standards and interpretations which are effective for annual periods beginning on or after January 1, 2026. Many are not applicable or do not have a significant impact to the Company and have been excluded.

IFRS 9 and IFRS 7 – Financial Instruments: Disclosures (“IFRS 7”)

In May 2024, the IASB issued narrow scope amendments to IFRS 9 and IFRS 7. The amendments were incorporated into Part I of the CPA Canada Handbook – Accounting in October 2024. The amendments provide clarification that a financial liability is derecognized on the ‘settlement date’, i.e., the date on which the liability is extinguished as the obligation specified in the contract is discharged or cancelled or expired and provide an accounting policy option to derecognize a financial liability that is settled in cash using an electronic payment system before the settlement date if specified criteria are met. An entity that elects to apply this derecognition option shall apply it to all settlements made through the same electronic payment system. The amendments also clarify how to assess the contractual cash flow characteristics of financial assets with contingent features, including environmental, social and corporate governance (ESG) linked features and clarify that, for a financial asset to have ‘non-recourse’ features, the entity’s ultimate right to receive cash flows must be contractually limited to the cash flows generated by specified assets. The amendments also include factors that an entity should consider when assessing the cash flows underlying a financial asset with non-recourse features (the ‘look through’ test), clarify the characteristics of the contractually linked instruments that distinguish them from other transactions; and add new disclosure requirements for investments in equity instruments designated at fair value through other comprehensive income and financial instruments that have certain contingent features. The amendments are effective for annual reporting periods beginning on or after January 1, 2026. The amendments are to be applied retrospectively. The Company is assessing the impacts of the amendments to IFRS 9 and IFRS 7 to ensure the consolidated financial statements comply with the standard.

IFRS 18 – Presentation and Disclosure of Financial Statement (“IFRS 18”)

In April 2024, the IASB issued the new standard of IFRS 18. The standard aims to bring more transparency and comparability to the financial performance of companies, enabling investors to make better investment decisions. IFRS 18 introduces three sets of new requirements: improved comparability of the profit or loss statement (statement of income), improved transparency of management-defined performance measures, and more useful grouping of information in financial statements. IFRS 18 will replace IAS 1. This standard becomes effective for years beginning on or after January 1, 2027, and companies may apply it earlier subject to authorization by relevant regulators. The Company is assessing the impacts to ensure that all information complies with the standard.

The Company has not early adopted these revised standards and will be assessing the impact of adopting the above standard on the consolidated financial statements.

4. Other Receivables

As at December 31, 2025, the Company’s other receivables balance comprises amounts in respect of Harmonized Sales Tax refunds. Subsequent to year-end, the Company received these sales tax refunds in full.

5. Mineral Property Interests

Red Line Project

On April 6, 2022 (the “Commencement Date”), the Company entered into an option agreement (the “Option Agreement”) with Romios Gold Resources Inc (“Romios”), pursuant to which the Company has the option to acquire 75% of Romios’ interest in a group of properties located in Northwest British Columbia, collectively referred to as the Red Line Project (the “Red Line Project”).

On January 10, 2025, the Company entered into an amendment (the “Amendment”) to the Option Agreement with Romios. As consideration for entering into the Amendment, the Company issued 600,000 common shares to Romios on January 20, 2025. The Amendment revised certain option exercise requirements, including the total exploration expenditure commitment, the timing of the remaining exploration expenditures, the timing of the remaining share and cash payments, and certain mineral claim maintenance obligations.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

5. Mineral Property Interests (continued)

Red Line Project (continued)

Pursuant to the Option Agreement, as amended, the Company can exercise the option to acquire 75% of the Red Line Project by:

i)	Incurring exploration expenditures of:

o	$75,000 within 12 months of the Commencement Date (Met);

o	$100,000 within 24 months of the Commencement Date (Met);

o	$100,000 on or before September 30, 2025; and

o	$100,000 on or before September 30, 2026.

ii)	Issuing:

o	2,000,000 common shares to Romios within 5 days of the Commencement Date (Issued on April 6, 2022);

o	1,000,000 common shares to Romios on or before June 30, 2026;

iii)	Making a cash payment of $75,000 on or before June 30, 2026; and

iv)	Enter into a joint venture with Romios to collectively operate the Red Line Project, whereby the Company’s initial interest in the joint venture shall be 75% and Romios’s initial interest shall be 25%.

On September 29, 2025, the Company withdrew from the Option Agreement on the Red Line Project, following an internal portfolio and capital allocation review by management. As the Company does not foresee any further exploration activities on the Red Line Project, an impairment of $78,000 was recorded to write down the recoverable value of the Red Line Project to $nil. As at December 31, 2025, the Company did not have any further obligations pursuant to any option payment requirements.

Twilite Gold Project

On August 18, 2025, the Company entered into an option agreement (the “Twilite Option Agreement”) with TRU Precious Metals Corp. (“TRU”) pursuant to which the Company has the option to acquire a 100% ownership interest in 65 mineral claims located in Central Newfoundland and known as the Twilite Gold Project (the “Twilite Gold Project”).

Pursuant to the Twilite Option Agreement, the Company can exercise the option to acquire a 100% interest of the Twilite Gold Project by:

i)	Paying $25,000 in cash on August 18, 2025 (paid);

ii)	On or before August 18, 2027, incurring exploration expenditures of $75,000 plus applicable tax; &

iii)	On or before August 18, 2027, paying an additional $200,000 in cash to TRU; and issuing such number of common shares to TRU as is equal in value to $300,000, at a deemed price per common share equal to the closing price of the common shares on the CSE on the day immediately prior to the share issuance.

Upon exercise of the Twilite Option Agreement, the Company will grant TRU a 2.0% net smelter returns royalty from any future mineral production at the Twilite Gold Project.

As at December 31, 2025, management has determined to strategically focus the business, which represents a redeployment of assets and resources that constitutes a “Change of Business” under the policies of the CSE (the “Change of Business”) (see Note 14). As the Company intends to dispose of its interest in the Twilite Option Agreement, an impairment of $25,000 was recorded to write down the recoverable value of the Twilite Gold Project to $nil. If the Company does not satisfy the option exercise requirements within the required time periods, the Twilite Option Agreement may be terminated, and the Company will not acquire any interest in the Twilite Gold Project.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

5. Mineral Property Interests (continued)

Mineral property interests activities during the years ended December 31, 2025 and 2024 were as follows:

	Red Line Project	Twilite Gold Project	Total
	$	$	$
Balance, December 31, 2023 and 2024	52,500	-	52,500
Consideration for entering into Amendment	25,500	-	25,500
Cash payment on execution of Option Agreement	-	25,000	25,000
Less: Impairment	(78,000)	(25,000)	(103,000)
Balance, December 31, 2025	-	-	-

6. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities of the Company are primarily comprised of amounts outstanding incurred in the normal course of business. The usual credit period taken for trade purchases is between 30 to 90 days.

	December 31, 2025	December 31, 2024
	$	$
Trade payable	116,628	5,144
Accrued liabilities	23,939	61,620
	140,567	66,764

7. Share Capital

Authorized share capital

The Company is authorized to issue an unlimited number of common shares.

Common shares issued and outstanding as at December 31, 2025 and 2024:

	Number of Common Shares	Amount
	#	$
Balance, December 31, 2023 and 2024	23,647,400	705,438
Issuance of shares pursuant to Option Amendment (Note 5)	600,000	25,500
Issuance of shares from private placement	500,000	18,750
Issuance of shares pursuant to AP settlement	1,960,000	73,500
Balance, December 31, 2025	26,707,400	823,188

Share capital activities for the year ended December 31, 2025

On January 20, 2025, the Company issued 600,000 common shares to Romios as consideration for entering into the Amendment (see Note 5). These common shares were valued at $25,500 based on the Company’s closing share price on the date of issuance and the amount was capitalized as mineral property interests on the consolidated statements of financial position.

On March 4, 2025, the Company closed a non-brokered private placement (the “Private Placement”) through the issuance of 500,000 common shares at a price of $0.0375 per share, for gross proceeds of $18,750.

On March 4, 2025, the Company also issued 1,960,000 common shares pursuant to an AP settlement (the “Settlement”) for an amount of $73,500 owed to a former director of the Company. The common shares were valued at the subscription price of the Private Placement. As the settlement amount was the same as the amount owed, no gain or loss was recorded on the Settlement.

Share capital activities for the year ended December 31, 2024

There were no share capital activities for the year ended December 31, 2024.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

8. Stock Options

The Stock Option Plan of the Company provides that the board of directors (the “Board”) of the Company may from time to time, in its discretion and in accordance with the CSE requirements, grant to directors, officers, consultants and employees of the Company, non-assignable and non-transferable options to purchase common shares, provided that the number of common shares reserved for issuance will not exceed 10% of the total issued and outstanding common shares of the Company, exercisable for a period of up to five (5) years from the date of the grant.

The following summarizes the option activities for the years ended December 31, 2025 and 2024:

	2025		2024
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
	#	$	#	$
Outstanding, beginning of year	1,950,000	0.05	1,950,000	0.05
Expired	(200,000)	0.05	-	-
Forfeited	(1,400,000)	0.05	-	-
Outstanding, end of year	350,000	0.05	1,950,000	0.05

During the year ended December 31, 2025, 1,600,000 stock options were either forfeited or expired. An amount of $63,876, representing the grant date fair value of these options was transferred to accumulated deficit upon the forfeitures or expiry. During the years ended December 31, 2025 and 2024, no other options were granted or exercised.

The following table summarizes information of stock options outstanding and exercisable as at December 31, 2025:

Date of expiry	Number of options outstanding	Number of options exercisable	Exercise price	Weighted average remaining contractual life
	#	#	$	Years
December 1, 2028	350,000	350,000	0.05	2.92
	350,000	350,000	0.05	2.92

9. Related Party Transactions

In accordance with IAS 24 – Related Party Disclosures, key management personnel, including companies controlled by them, are those persons having authority and responsibility for planning, directing, and controlling the activities of the Company directly or indirectly, including any directors (executive and non-executive) of the Company. All related party transactions are incurred in the normal course of operations and have been measured at the agreed amount, which is the amount of consideration established and agreed to by the related parties.

During the year ended December 31, 2025, a company in which a former director of the Company is also a director and shareholder, charged professional fees of $14,000 (2024 – $42,000) for services provided to the Company, which are included in professional and consulting fees. As at December 31, 2025, an amount of $7,617 (December 31, 2024 – $75,145) included in amounts due to related parties is due to the former director and his company. The amount outstanding is unsecured, non-interest bearing and due on demand.

During the year ended December 31, 2025, a company in which the Chief Financial Officer (the “CFO”) of the Company is an owner, charged professional fees of $3,250 (2024 – $nil) for services provided to the Company, which are included in professional and consulting fees. As at December 31, 2025, an amount of $3,413 (December 31, 2024 – $nil) included in amounts due to related parties is due to the CFO and her company. The amount outstanding is unsecured, non-interest bearing and due on demand.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

9. Related Party Transactions (continued)

During the year ended December 31, 2025, a company in which a former CFO of the Company is a principal, charged professional fees of $7,968 (2024 – $nil) for services provided to the Company, which are included in professional and consulting fees. As at December 31, 2025, an amount of $1,065 (December 31, 2024 – $nil) included in accounts payable and accrued liabilities is due to the former CFO and his company. The amount outstanding is unsecured, non-interest bearing and due on demand.

During the year ended December 31, 2025, certain officers and directors of the Company were paid a cash bonus in the aggregate amount of $8,500 (2024 – $nil), which is included in professional and consulting fees.

During the year ended December 31, 2025, certain former officers and directors of the Company voluntarily forfeited an aggregate of 1,200,000 stock options upon resignations. An amount of $47,907, representing the grant date fair value of these options, was transferred to accumulated deficit upon the forfeitures.

10. Exploration and Evaluation Expenditures

The Company’s E&E expenditures incurred during the years ended December 31, 2025 and 2024 were as follows:

	2025	2024
	$	$
Assays, analysis and sampling	153	905
Claims maintenance	7,067	7,067
Less: mining exploration tax credits received	(12,813)	-
	(5,593)	7,972

During the year ended December 31, 2025, the Company’s E&E expenditures were incurred on the Red Line Project and were offset by certain mining exploration tax credits received of $12,813, resulting in a net E&E recovery recorded of $5,593 (2024 – expenditures of $7,972).

During the year ended December 31, 2025, no E&E expenditures had been incurred on the Twilite Gold Project.

11. Financial Instruments and Risk Management

The Company is exposed to various risks as it relates to financial instruments. Management, in conjunction with the Board, mitigates these risks by assessing, monitoring, and approving the Company’s risk management process. There have not been any changes in the nature of these risks or the process of managing these risks from the previous reporting periods.

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Company’s cash and cash equivalents are held with a reputable Canadian chartered bank, which are closely monitored by management. The Company does not have any asset-backed commercial paper. The Company maintains cash deposits with Schedule A financial institution, which from time to time may exceed federally insured limits. The Company has not experienced any significant credit losses and believes it is not exposed to any significant credit risk.

Liquidity risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company manages liquidity risk by ensuring that it has sufficient cash and other financial resources available to meet its needs. The Company generates cash flow primarily from its financing activities. The Company endeavors to have sufficient cash on demand to meet expected operational expenses, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot be reasonably predicted.

As at December 31, 2025, the Company had a cash and cash equivalents balance of $99,735 (December 31, 2024 – $210,190) to settle current liabilities of $151,596 (December 31, 2024 – $141,909). The Company manages liquidity risk by maintaining adequate cash reserves and by continuously monitoring forecasts and actual cash flows for a rolling period of 12 months to identify financial requirements. Where insufficient liquidity may exist, the Company may pursue various debt and equity instruments for short or long-term financing.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

11. Financial Instruments and Risk Management (continued)

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flow of a financial instrument will fluctuate because of changes in market interest rates. Financial assets and liabilities with variable interest rates expose the Company to cash flow interest rate risk. The Company does not have any financial liabilities with variable interest rates. The Company does maintain bank accounts which earn interest at variable rates, but it does not believe it is currently subject to any significant interest rate risk.

Price risk

The ability of the Company to explore its mineral assets and the future profitability of the Company are directly related to the market price of precious metals. Management monitors precious metals prices to determine the appropriate course of action to be taken by the Company.

Foreign exchange risk

The Company’s functional currency is the CAD, and most major purchases are transacted in CAD. Management believes the foreign exchange risk derived from currency conversions is negligible. The foreign exchange risk is therefore manageable and not significant. The Company does not currently use any derivative instruments to reduce its exposure to fluctuations in foreign exchange rates.

Capital management

The Company defines its capital as shareholders’ equity. The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition and exploration and development of deep sea mineral assets. The Board does not establish quantitative return on capital criteria for management but rather relies on the expertise of the Company’s management to sustain future development of the business. The properties in which the Company currently has an interest are in the exploration stage. As such, the Company has historically relied on the equity markets to fund its activities.

In addition, the Company is dependent upon external financing to fund activities. In order to carry out planned exploration and pay for administrative costs, the Company will need to raise additional funds. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geological or economic potential and if it has adequate financial resources to do so. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There have been no changes in the Company’s approach to capital management since the end of the last reporting period.

Fair value hierarchy

Fair value estimates of financial instruments are made at a specific point in time based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values. The Company’s financial instruments consist of cash and cash equivalents, other receivables, accounts payable and amounts due to related parties. The fair value of these financial instruments approximates their carrying value due to their short-term nature.

The Company classifies financial instruments recognized at fair value in accordance with a fair value hierarchy that includes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

11. Financial Instruments and Risk Management (continued)

Fair value hierarchy (continued)

The three levels of the fair value hierarchy are described below:

●	Level 1 - valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

●	Level 2 - valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

●	Level 3 - valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

As at December 31, 2025 and 2024, the Company did not have any financial instruments carried at fair value.

12. Income Taxes

The income taxes shown in the consolidated statements of loss and comprehensive loss differ from the amounts obtained by applying statutory rates to the loss before income taxes due to the following:

	2025	2024
	$	$
Loss before income taxes	(314,169)	(114,820)
Combined federal and provincial tax rate	27.0%	27.0%
Expected income tax recovery based on statutory rate	(84,826)	(31,001)
Adjustment to expected income tax recovery
Non-deductible expenses and other permanent differences	13,837	6,600
Current and prior tax attributes not recognized	70,989	24,401
Income tax expense (recovery)	-	-

Unrecognized deferred tax assets

Details of deferred tax assets are as follows:

	2025	2024
	$	$
Non-capital loss carry-forwards	156,210	97,602
Resource expenditures	65,234	52,772
Share issuance costs	82	164
Less: unrecognized deferred tax assets	(221,526)	(150,538)
	-	-

The Company has approximately $579,000 of non-capital losses available, which expire through to 2045 and may be applied against future taxable income. The Company also has approximately $242,000 of exploration and development costs which are available for deduction against future income for tax purposes. As at December 31, 2025, the net amount which would give rise to a deferred income tax asset has not been recognized as it is not probable that such benefit will be utilized in the future years.

13. Segment Information

As at December 31, 2025, the Company operates in one reportable operating segment, being the acquisition and exploration of mineral properties in Canada. As the operations comprise a single reporting segment, the amounts disclosed also represent segment amounts. Following the Change of Business in January 2026, as disclosed in Note 14, the Company will operate in a new reportable operating segment, being the acquisition and exploration in the deep-sea minerals sector.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

14. Subsequent Events

Loan Agreement

On January 16, 2026, the Company entered into a loan agreement (the “Loan Agreement”) with an arm’s length lender (the “Lender”). Pursuant to the Loan Agreement, the Company can obtain an unsecured loan of $50,000 (the “Loan”) from the Lender, which does not bear any interest from the date of advance to April 16, 2027 (the “Maturity Date”). The Company may repay the Loan on or before the Maturity Date but, if any portion of the Loan remains outstanding following the Maturity Date, the Loan will bear an interest of 5% per annum, accrued monthly, starting on the Maturity Date, until the Loan is paid in full to the Lender. As of the date hereof, the Company has not drawn on the loan.

Change of Business

On January 26, 2026, the Company’s common shares began trading on the CSE under the new stock symbol “SEAS” and the Company changed its name to Deep Sea Minerals Corp. to better reflect the nature of business, which is the acquisition, exploration and development of deep-sea mineral assets.

Private Placement

On February 6, 2026, the Company closed a non-brokered private placement of common shares in the capital of the Company (the “Shares”) by the issuance of 21,100,850 Shares at $0.20 per Share for gross proceeds of $4,220,170 (the “Offering”). In connection with the Offering, the Company paid finder’s fees to eligible finders consisting of $95,620 in cash and 478,100 common share purchase warrants (each, a “Finder’s Warrant”). Each Finder’s Warrant is exercisable to acquire one Share at an exercise price of $0.20 for a period of 24 months from the date of issuance.

Grant and cancellation of stock options

On January 1, 2026, 50,000 stock options were forfeited by a former officer of the Company.

On February 10, 2026, the Company granted 1,150,000 stock options to certain directors, officers, and consultants. The options are exercisable at a price of $0.495 per common share for a period of five years, with vesting over periods ranging from three months to 21 months.

On April 2, 2026, the Company granted 150,000 options to a consultant. The options are exercisable at $0.60 per common share for a period of five years, with vesting over a period of six months to 16 months.

On April 8, 2026, the former CFO of the Company resigned and voluntarily forfeited 200,000 of the 300,000 previously granted to them on February 10, 2026.

On April 15, 2026, 300,000 stock options were forfeited by a former director of the Company.

Deep Sea Minerals Corp. (Formerly “Copperhead Resources Inc.”) Notes to the Consolidated Financial Statements For the Years ended December 31, 2025 and 2024 (Expressed in Canadian Dollars)

14. Subsequent Events (continued)

Grant of RSUs

On April 2, 2026, the Company granted 400,000 performance-based restricted share units (each, a “RSU”) to an officer. The specific performance criteria will be determined by the Board at a later date but are expected to include the following:

●	Securing concession for deep sea exploration;

●	Securing tech partnerships for harvesting tech; and

●	Securing US government support/funding.

On April 15, 2026, the Company granted 200,000 RSUs to a director. The RSUs vest over a period of one year with 25% vesting every three months subsequent to the grant date.

On June 15, 2026, the Company granted 125,000 RSUs to an officer, which vest immediately upon grant.

Exercise of Finder’s Warrants

Subsequent to December 31, 2025, 101,776 Finder’s Warrants were exercised for total cash proceeds of $20,355.

2 for 1 Share Split

On May 26, 2026, the Company received approval from the CSE, completed the Share Split (see Note 1) and the Shares effectively began trading on a post-Share Split basis.

Subsidiary’s name change

On April 9, 2026, the Company’s Texas-based subsidiary, American Ocean Minerals Corp. changed its name to American Deep Sea Minerals Corp.

Service agreements

Subsequent to December 31, 2025, the Company entered into certain investor awareness, marketing, digital media, public relations, strategic communications and trading liquidity support service agreements in connection with its capital markets strategy. These agreements are intended to support the Company’s investor awareness, digital marketing, public relations, strategic communications and trading liquidity initiatives. The agreements have terms ranging from approximately four months to 12 months and provide for cash compensation consisting of upfront and/or monthly payments. The aggregate contractual cash commitment under these agreements is approximately $1.15 million. No equity compensation was issued or is issuable under these agreements.